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                                                                  EXHIBIT 23.4


              [LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]


                                April 4, 1994


Hometown Bancshares, Inc.
Fair & Dodd Streets
Middlebourne, West Virginia  26149

               Re:  Form S-4 Registration Statement
                    -------------------------------

Gentlemen:

          This opinion is rendered in connection with the Form S-4 Registration Statement (the "Registration Statement") filed by Commercial Bancshares, Incorporated (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of approximately 509,660 shares of common stock of Registrant, $5.00 par value ("Common Stock") issuable in connection with the proposed merger of Hometown Bancshares, Inc. ("Hometown") and Registrant, pursuant to the terms of the Agreement and Plan of Merger dated September 30, 1993, among Hometown, Registrant and others (the "Plan").

          We are of the opinion that if all the conditions set forth in the Plan are satisfied, the Common Stock, when issued in connection with the Plan in accordance with the terms set forth therein will not be issued in violation of any preemptive rights of any shareholder of Registrant.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

                                 Very truly yours,

                                 BOWLES RICE McDAVID GRAFF & LOVE


                                 By /s/Sandra M. Murphy
                                        Sandra M. Murphy